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Microsoft Corporation

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For Immediate Release

July 20, 2004

Microsoft Outlines Quarterly Dividend, Four-Year Stock Buyback Plan, And Special Dividend to Shareholders

Company Is Confident About Future Growth and Innovation Opportunities, Plans to Provide Up to $75 Billion in Value to Shareholders Over Next Four Years

REDMOND, Wash. — July 20, 2004 — Microsoft Corp. today announced that its board of directors approved an $0.08 per share quarterly dividend, plans to buy back up to $30 billion of the company’s stock over the next four years, and a special one-time dividend of $3 per share.

“We are confident in our long-term ability to grow revenue, profits and shareholder value through our innovation and execution. We have been successful in addressing a significant portion of our ongoing legal exposure, and all seven of our businesses are growing,” said Steve Ballmer, Microsoft’s chief executive officer. “We will continue to make major investments across all our businesses and maintain our position as a leading innovator in the industry, but we can now also provide up to $75 billion in total value to shareholders over the next four years.”

“As we looked at our cash-management choices, our priorities were to increase our regular payments to shareholders, increase our stock-buyback efforts given our confidence in the company’s growth prospects, and distribute additional resources in the form of a special one-time dividend,” Ballmer added.

This payout will not affect Microsoft’s commitment to research and development to fuel growth in the years ahead. “We see incredible potential for our innovation to help businesses, individuals and governments around the world accomplish their goals, and we will continue to be

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one of the top innovators in our industry — as evidenced by the fact that we will file for more than 3,000 patents this fiscal year,” said Bill Gates, Microsoft’s chairman and chief software architect.

In the past two years, Microsoft has made significant progress in resolving many of the legal issues facing the company — including the recent U.S. Court of Appeals decision reaffirming its settlement with the Department of Justice, most of the state class-action lawsuits, and the AOL and Sun Microsystems cases — along with patent claims such as the InterTrust litigation. Resolving these issues marks an important step forward in clarifying Microsoft’s legal and related business risk.

“We have resolved the large majority of our legal issues, which the company has always said was a prerequisite to addressing our cash management plans,” said Brad Smith, Microsoft’s general counsel. “While we still have a number of legal issues and we take them seriously, we have reduced the legal uncertainties facing the company, and we have a much clearer understanding of the potential risks involved in the cases that remain, such as the ongoing European Commission case.”

Under the plan approved by the Microsoft board today, the company will move from its current annual dividend of $0.16 per share to a quarterly dividend of $0.08 per share, which would essentially double the annual dividend to approximately $3.5 billion, if continued at that level. As a reflection of the company’s strong financial outlook, the board also approved plans to buy back up to $30 billion in Microsoft stock over the next four years. The company will also pay a one-time special dividend of $3 per share, or $32 billion, subject to shareholder approval of stock plan amendments that will allow certain adjustments to employee equity compensation awards to offset the impact of this large one-time payout. These steps would represent a

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combined total value to shareholders of up to $75 billion over the next four years, if quarterly dividends continue at the new level.

The quarterly dividend will be payable on Sept. 14, 2004, to shareholders of record on Aug. 25, 2004. The special dividend will be payable on Dec. 2, 2004, to shareholders of record on Nov. 17, 2004, conditioned upon shareholder approval of amendments to the employee stock plans at the annual shareholders meeting currently planned for Nov. 9, 2004.

Because the company’s employee stock plans did not contemplate a one-time special dividend, the board has approved adjustments, subject to shareholder approval, that will protect employees as the share price declines due to the one-time special dividend. Mathematically, after a company makes a large one-time distribution, the overall value of the company declines by the amount of the distribution, which in turn reduces the stock price by a similar amount. If amendments to Microsoft stock plans authorizing the adjustments are not approved by shareholders this fall, the special dividend would not be made, and the board and management would consider other alternatives.

“The innovations our employees have created over the years have made our company successful, and our stock compensation programs have been a critical part of our ability to create this shareholder value,” Ballmer said. “Adjusting the stock options and unvested stock awards held by our employees to offset the impact of the special dividend is a fair and logical step to ensure that our employees are not inadvertently disadvantaged by it. Our request that our shareholders approve the plan changes reflects our commitment to open interaction with our shareholders and good corporate governance.”

The stock buyback program approved by the board authorizes the company to buy back up to $30 billion over the next four years. The specific timing and amount of repurchases will

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vary based on market conditions, securities law limitations and other factors. The repurchases will be made using Microsoft’s cash resources, and the program may be suspended or discontinued at any time without prior notice.

According to the company’s most recent quarterly report on Form 10-Q, Microsoft had $56 billion in cash and short-term investments as of March 31, 2004. The company generated $15.8 billion in cash flow from operations on revenues of $32.19 billion in fiscal year 2003, the most recent year for which financial results have been reported.

Webcast Details

Microsoft will hold an audio webcast at 2 p.m. PDT (5 p.m. EDT) today with Chief Executive Officer Steve Ballmer, Chairman and Chief Software Architect Bill Gates, Senior Vice President and Chief Financial Officer John Connors, and Senior Vice President and General Counsel Brad Smith, to discuss this announcement. The session may be accessed at http://www.microsoft.com/msft/.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox® that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN® service distribution channels that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property

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rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; variations in equity compensation expenses under FAS 123, which will fluctuate based on factors such as the actual number of stock awards issued and the market value of the awards on the dates of grant; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations Web site at http://www.microsoft.com/msft/.

All information in this release is as of July 20, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Each of the Company’s named executive officers and directors may be deemed to be a participant in the Company’s solicitation of proxies for the 2004 Annual Meeting. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of the Company’s shareholders will be contained in Schedule 14A to be filed by the Company with the Securities and Exchange Commission.

Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the Web site maintained at the SEC at http://www.sec.gov/ or on the Company’s Web site at http://www.microsoft.com/msft/. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

Microsoft is a registered trademark of Microsoft Corp. in the United States and/or other countries.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and shareholders:

Curt Anderson, senior director, Investor Relations, (425) 706-3703

For more information, press:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Shareholder and financial information, as well as today’s 2 p.m. PDT conference call with reporters and analysts, is available at http://www.microsoft.com/msft/.